FOR IMMEDIATE RELEASE April 3, 2014	Exhibit 99.1

CenterState Banks, Inc.

To announce First Quarter 2014 Earnings

Results on April 22, 2014

DAVENPORT, FL. – April 3, 2014 - CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it will release first quarter earnings results on Tuesday, April 22, 2014, after the market closes. Upon release, investors may access a copy of CenterState’s earnings results at the Company’s website at www.centerstatebanks.com and selecting “First Quarter 2014 Earnings Results” under the heading “Press Releases.”

CenterState will host a conference call on Wednesday, April 23, 2014 at 10:00 a.m. (Eastern Time) to discuss the Company’s first quarter 2014 results. Investors may call in (toll free) by dialing (866) 393-0571 (passcode 25201134; host: Ernest S. Pinner).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link at CenterState’s website at www.centerstatebanks.com.

An audio replay of the presentation will be available by the evening of April 23, 2014 at CenterState’s website located in the subsection “Presentations” under the heading “News and Market Data.”

CenterState, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 59 full service branch banking locations in 20 counties throughout Florida. Through its subsidiary bank, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of its subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Southeastern United States.

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